EXHIBIT 4.3

GILAT SATELLITE NETWORKS LTD.
2003 STOCK OPTION PLAN
(Incentive and Restricted Stock Options)

 1.  Purpose.   The Gilat Satellite Networks Ltd. 2003 Stock Option Plan (the “Plan”) is intended to provide a method whereby employees (including officers and directors) of Gilat Satellite Networks Ltd. (the “Company”) and its subsidiaries who are making and are expected to continue making substantial contributions to the successful management and growth of the Company and its subsidiaries may be offered an opportunity to acquire Ordinary Shares, par value NIS 0.20 per share (the “Ordinary Shares”), of the Company, in order to increase their proprietary interests in the Company and their incentive to remain in and advance in the employ of the Company and its subsidiaries and to attract and retain personnel of experience and ability by granting such persons an opportunity to acquire a proprietary interest in the Company. Accordingly, the Company may, from time to time, grant to such employees as may be selected in the manner hereinafter provided, incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986 as amended (the “Code”) (“Incentive Stock Options”), and restricted stock options (“Restricted Stock Options”) to purchase Ordinary Shares of the Company on the terms and conditions hereinafter established. The Incentive Stock Options and Restricted Stock Options sometimes are referred to herein individually as an “Option” and collectively as the “Options”.

 2.  Administration.   The Plan shall be administered by a Stock Option Committee (the “Committee”) appointed by the Board of Directors of the Company. The Committee shall consist of no fewer than three (3) members who may also be members of the Board of Directors of the Company and participate in the Plan. If and when the Company becomes subject to Rule 16b-3 (“Rule 16-b(3)”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Committee shall consist of not fewer than three (3) members, each of whom shall be a “non-employee director”, within the meaning of Rule 16b-3 under the Exchange Act.   Subject to the terms and conditions of the Plan and relevant commitments of the Company, the Committee shall have full authority in its discretion, from time to time, and at any time, to select the employees to whom Options shall be granted, to determine the number of shares to be covered by each Option, the time at which the Option shall be granted, the terms and conditions of Option Agreements (as hereinafter defined), and, except as hereinafter provided, the option exercise price and the term during which the Options may be exercised.

                The Board of Directors may at any time appoint or remove members of the Committee and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its Chairman, and shall hold its meetings at such time and place as it shall deem advisable. A majority of its members shall constitute a quorum. All actions of the Committee shall be taken by a majority of its members and can be taken by unanimous written consent in lieu of a meeting. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.  Interpretation and Amendment.   The interpretation, construction or determination of any provisions of the Plan by the Committee shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

                The Board of Directors may, at any time, amend, alter, suspend or terminate the Plan; provided, however, that any such action shall not impair any Options theretofore granted under the Plan, and provided further that without the approval of the holders of at least the majority of the voting stock of the Company voting at a duly held meeting: (i) the total number of Ordinary Shares that may be purchased under the Plan shall not be increased (except as permitted by Paragraph 11); (ii) the minimum option exercise price shall not be decreased (except as permitted by Paragraph 11); (iii) the option period during which outstanding Options granted under the Plan may be exercised shall not be extended; and (iv) the class of individuals eligible to receive options under the Plan shall not be altered.

4.  Participants.   Options may be granted under the Plan to key employees of the Company and its subsidiaries (including employees who are also directors or officers of the Company or its subsidiaries). Solely for the purposes of granting Restricted Stock Options under the Plan, the term “employees” shall also include directors and officers of and consultants to the Company or any subsidiary; provided, however, that consultants shall be eligible to receive Restricted Stock Options only if they (i) are natural persons, (ii) provide bona fide services to the Company or such subsidiary and (iii) their services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities. The status of the option as either Incentive Stock Options or Restricted Stock Options will be clearly set forth in the Option Agreements. The term “subsidiary” shall mean “subsidiary corporation” as defined in Section 424 of the Code. No Incentive Stock Option shall be granted to an employee who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any subsidiary of the Company; provided, however, that an Incentive Stock Option may be granted to such an employee if, at the time such Incentive Stock Option is granted, the option exercise price is at least 110 percent (110%) of the fair market value of the Ordinary Shares subject to the Incentive Stock Option, and such Incentive Stock Option is by its terms not exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted.

                Subject to the preceding paragraph, receipt of stock options under any other stock option plan maintained by the Company or any subsidiary shall not, for that reason, preclude an employee from receiving Options under the Plan.

5.  Ordinary Shares.   The Ordinary Shares which may be issued and sold pursuant to Options granted under the Plan from time to time shall not exceed in the aggregate 1,500,000 Ordinary Shares of the Company to be issued and sold pursuant to Incentive Stock Options and Restricted Stock Options, as the Committee, in its sole discretion, may determine. The Ordinary Shares issued and sold under the Plan may be the Company’s authorized but unissued shares or shares held by a trustee for later issuance as optioned shares as a result of the grant and exercise of an option. Shares issued to the trustee under the Plan may not be voted by the Board of Directors until such shares are optioned shares as a result of the exercise of an option and such shares shall not be entitled to dividend or distribution in liquidation unless and until an option therefor is granted and exercised.

                Should any Option expire or terminate for any reason without having been exercised in full, the unsold shares covered thereby shall be added to the shares otherwise available for option hereunder.

6.  Terms and Conditions of Options.   Options granted pursuant to the Plan shall be in such form and on such terms as the Committee shall, from time to time, approve, but subject, nevertheless, to the following terms and conditions:

                (a)           The Option shall state (i) the total number of Ordinary Shares to which it relates and no fractional Ordinary Shares shall be issued, and (ii) the time or times at which it may be exercised in whole or in part.

                (b)           The option exercise price per Ordinary Share issuable upon the exercise of an Incentive or Restrictive Stock Option shall be the higher of (i) the fair market value of the Ordinary Shares covered by such option at the date such option is granted, or (ii) $5.00 per share.

                (c)           Notwithstanding any other provision of the Plan, the term of an Incentive Stock Option and the term of a Restricted Stock Option shall be for a period of not more than ten (10) years from the date such option is granted.

                (c)           An Option must be granted within ten (10) years of the date the Plan is adopted by the Board of Directors in accordance with Sections 17 and 21.

                (e)           The aggregate fair market value (determined as of the date the Incentive Stock Option is granted) of the Ordinary Shares with respect to which Incentive Stock Options granted under this Plan and all other plans of the Company become exercisable for the first time by each employee during any calendar year shall not exceed $100,000.   No Incentive Stock Option shall be granted hereunder in such a manner as would cause the foregoing restrictions to be violated.

                (f)            The Company may include in any Option granted under the Plan provisions requiring forfeiture of such Option or rights and benefits received in connection therewith, in the event that an Optionee competes with the Company, solicits its employees , customers or suppliers to discontinue their business relationships with the Company or materially breaches an agreement with the Company or any of its affiliates concerning confidentiality, noncompetition or nonsolicitation.

7.  Restrictions on Disposition and Vesting of Interest in Employee.   Ordinary Shares acquired by an employee pursuant to the exercise of a Restricted Stock Option under the Plan shall not, during the restricted period, be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated, except as provided in Section 12 and in this Section 7. (Any such sale, transfer or other disposition, or any pledge or other hypothecation shall hereinafter be referred to as a “disposition”). The Committee shall provide for the grant of options for which the right to exercise shall vest over time or immediately, and in either case the Committee may provide that upon exercise there shall be issued restricted shares subject to this Section to a trustee (the “Trustee”) for the benefit of the employee until such time as the employee acquires a vested interest in such shares in accordance with the provisions of this Section 7. In the event of the termination of employment under conditions disallowing the vesting of rights in the employee partially or wholly, shares issued and subject to restrictions hereunder shall, except as provided below, be held by the Trustee free of any rights of the employee and the Trustee shall make payment to the employee of the original exercise price of the Restricted Stock Option the exercise of which resulted in the subject shares. Shares as to which the restrictions against disposition have lapsed and the employee’s interest has vested in accordance with the provisions set forth below shall be referred to as “free shares”. Shares as to which the restrictions against disposition have not lapsed and the employee’s interest has not vested as provided below shall be referred to as “restricted shares”. Holders of restricted shares may but need not be permitted by the terms of the Option Agreement to vote their shares in any meeting of holders of Ordinary Shares.

                (a)           The time when the Option shall become exercisable or the time when restrictions against disposition of shares acquired pursuant to the Plan shall lapse and the employee’s interest therein shall vest shall be as the Board of Directors or Committee shall determine, and such terms shall be incorporated into and be made a part of the Option Agreement between the Company and the employee. Any provision for the lapse of the restrictions against disposition and the vesting of the employee’s interest shall apply with respect to shares subject to an Option whether or not the Option has been exercised in whole or part on the date of lapse or vesting.

                (b)           In the event of the termination of employment for any reason, shares issued to the employee pursuant to the exercise of a Restricted Stock Option under the Plan, which shares have not as of the date of termination of employment, become free shares as defined above, shall not be subject to any further right or interest of the employee. Within sixty (60) days following the lapse of the employee’s right to acquire a vested interest, the Company shall instruct the Trustee to compensate the employee (at the original acquisition price) for such number of shares as the Company determines and shall instruct the Trustee to release to the employee any shares for which no such payment has been directed. Nothing in this Paragraph 7 shall require the Company or the Trustee to make payment for shares issued to employees under the Plan.

                (c)           Notwithstanding any of the foregoing restrictions, but subject to any limitations or prohibitions that may be imposed by applicable law, any restricted shares acquired under the Plan may at any time be pledged or otherwise hypothecated to secure borrowing by the employee to obtain the acquisition price to be paid by the employee for such shares, provided, however, that the amount of such borrowing may not exceed the acquisition price of such shares.

                (d)           The provisions of this Paragraph 7 and the provisions of any Option Agreement between the Company and an employee relating to the restrictions against disposition and the vesting of the employee’s interest shall be applied according to their terms or according to such other terms and conditions, or at such other time and dates, as the Board of Directors or the Committee may from time to time establish.

8.  Notice of Election under Section 83(b).   With respect to the exercise of Restricted Stock Options, each employee making an election under Section 83(b) of the Code and the Regulations and Rulings promulgated thereunder will provide a copy thereof to the Company within thirty (30) days of the filing of such election with the Internal Revenue Service.

9.  Termination of Employment.   The Option Agreement may provide that if the holder of an Option ceases to be employed by the Company or any subsidiary as a result of his disability or his retirement with the consent of the Company, then any Options that are exercisable by him at the time he ceases to be employed by the Company or its subsidiaries, and only to the extent such Options are exercisable as of such time, may be exercised by him within two (2) years after the date of termination of employment for disability in the case of a Restricted Stock Option and one (1) year after the date of termination of employment for disability in the case of an Incentive Stock Option, or one (1) year after the date of retirement in the case of a Restricted Stock Option and three (3) months after the date of retirement in the case of an Incentive Stock Option, with the consent of the Company (as determined by the Committee), respectively. If the holder of an Option ceases to be employed by the Company or any subsidiary as a result of his dismissal without cause, then any Options that are exercisable by him at the time he ceases to be employed by the Company or its subsidiaries, and only to the extent such Options are exercisable as of such time, may be exercised by him within ninety (90) days after the date he ceases to be employed by the Company or its subsidiaries. If the holder of an Option ceases to be employed by the Company or any subsidiary as a result of his dismissal for cause (as determined by the Board of Directors in its sole discretion), the Option Agreement may provide for the termination of any options granted to such employee or allow him to exercise any Options that are exercisable by him at the time he ceases to be employed by the Company or its subsidiaries, and only to the extent such Options are exercisable as of such time, within thirty (30) days after the date he ceases to be employed by the Company or its subsidiaries. If the Optionee shall cease to be employed by the Company or any subsidiary for any reason other than disability (as determined by the Stock Option Committee in its sole discretion), retirement with the consent of the Company, dismissal by the Company, or death, then the Option, to the extent that its is exercisable by him at the time he ceases to be employed by the Company or any subsidiary, and only to the extent that the Option is exercisable as of such time, may be exercised by him within ninety (90) days after such time.

                Solely for purposes of the Plan, the transfer of an employee from the employ of the Company to a subsidiary of the Company, or vice-versa, shall not be deemed a termination of employment.

10.  Death.   The Option Agreement may provide that if a holder of an Option shall die while in the employ of the Company or any subsidiary of the Company, his estate, personal representative or beneficiary shall have the right to exercise the entire Option granted to the option holder pursuant to the Plan at any time within two (2) years from the date of his death (or within such shorter period as may be specified by the Company in the Option Agreement), in respect of the total number of shares as to which he would have been entitled to exercise an Option at the date of his death.

11.  Stock Splits, Mergers, etc.   In case of any Change in Capitalization (as defined below), appropriate adjustment shall be made by the Board of Directors, whose determination shall be final, to the number of shares which may be purchased under the Plan, and the number of shares and option exercise price per share which may be purchased under outstanding Options. The Company may provide for immediate maturity of all outstanding Options prior to the effectiveness of such merger, sale of assets or similar transaction, with all Options not being exercised within the time period specified by the Board of Directors being terminated. Solely for purposes of the Plan, Change in Capitalization shall mean any increase, reduction or change or exchange of shares for a different number or kind of shares or other securities by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, dividend or other distribution (whether in the form of cash, stock or other property), stock split or reverse stock split, spin-off, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

12.  Transferability.   Options are not assignable or transferable, except by will or the laws of descent and distribution to the extent set forth in Paragraph 10 and, during an option holder’s lifetime, may be exercised only by him.

13.  Exercise of Options.   An option holder electing to exercise an Option shall give written notice to the Company of such election and of the number of Ordinary Shares that he has elected to acquire. An option holder of a Restricted Stock Option shall have no rights of a stockholder with respect to Ordinary Shares covered by this Option until after the date of issuance of a stock certificate to him upon partial or complete exercise of his Option except in the case restricted option shares are delivered to a Trustee whereby a proxy is delivered to the former option holder. A holder of Incentive Stock Options shall have rights of a stockholder with respect to Ordinary Shares upon exercise of the Option.

14.  Written Option Agreement.   Agreements granting Options under the Plan (“Option Agreements”) shall be in writing, duly executed and delivered by or on behalf of the Company and the option holder, shall contain such terms and conditions as the Committee deems advisable, and shall specify its application to a Restricted Stock Option or Incentive Stock Option. If there is any conflict between the terms and conditions of any Option Agreement and of the Plan, the terms and conditions of the Plan shall control.

15.  Payment.   The option exercise price shall be payable upon the exercise of the Option in cash or by certified check or, at the discretion of the Board of Directors and subject to any limitations or prohibitions imposed by applicable law, by paying in cash, at the minimum, the par value of the Ordinary Shares being acquired and executing a recourse promissory note for the balance of the option exercise price, provided that said note shall bear interest in the case of Incentive Stock Options, at a rate which is no less than the lowest applicable U.S. federal rate required to be charged to preclude the recharacterization of any amount of stated principal as interest for U.S. federal tax purposes. In the case of Restricted Stock Options, the interest rate will be determined by the Committee.

16.  Restrictions on Issuing Shares.   The exercise of each option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

17.  Term of Plan.   The Plan shall terminate ten (10) years after the Plan is adopted by the Board of Directors, and no Option shall be granted pursuant to the Plan after that date.

18.  Application of Funds.   The proceeds received by the Company from the sale of Ordinary Shares pursuant to the exercise of Options granted under the Plan will be used for general corporate purposes.

19.  Obligation to Exercise Option.   The granting of an Option shall impose no obligation on the option holder to exercise such option.

20.  Continuance of Employment.   Neither the Plan nor any Option Agreement shall impose any obligation on the Company or on any subsidiary of the Company to continue the employment of any option holder, and nothing in the Plan or in any Option Agreement shall confer upon any option holder any right to continue in the employ of the Company or the subsidiary of the Company or conflict with the right of either to terminate such employment at any time.

21.  Effectiveness of the Plan.   The Plan shall become effective on the date of its adoption by the Board of Directors, but subject, nevertheless, to (1) approval, within twelve (12) months thereof, by the stockholders representing at least a majority of the voting stock of the Company or by such greater percentage as may from time to time be required under the laws of the State of Israel, and (2) such approvals as may be required by any other public authorities. Options under this Plan may be granted but not exercised until it is approved by the Company’s shareholders. In the event the Plan is not approved, the Plan shall terminate and all Options granted shall be void and have no force or effect.

22.  Employees residing in Israel.   All of the terms applying to Options granted to employees of the Company and its subsidiaries residing in Israel shall be as set forth in the attached Exhibit A and as such, the terms set forth therein shall override any terms set forth herein in so much as they apply to employees residing in Israel.

Exhibit A

GILAT SATELLITE NETWORKS LTD.
SECTION 102  EMPLOYEE STOCK OPTION PLAN (2003)

                1.            Name And Purpose.

                1.1           This plan, as amended from time to time, shall be known as the Gilat Satellite Networks Ltd. Section 102 Employee Stock Option Plan (2003)(the “Plan“).

                1.2           The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants (collectively, “Service Providers”) of Gilat Satellite Networks Ltd. (the “Company”) and its Affiliates (as defined below), and to promote the Company’s business by providing such individuals with opportunities to receive options (“Options”) to purchase Ordinary Shares in the Company (“Shares) pursuant to the Plan.  Options granted pursuant to this Plan may be granted pursuant to Section 102 (“Section 102”) of the Income Tax Ordinance (New Version) 1961 (the “Ordinance”) as amended from time to time and, most recently, by the Law Amending the Income Tax Ordinance (Number 132) 2002 (as amended, the “Ordinance”), pursuant to Section 3(i) of the Ordinance, or pursuant to the applicable tax laws of any jurisdiction other than Israel, as determined by the Board of Directors of the Company  at the time of grant.

“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

                2.            Types of Options and Section 102 Election

                2.1           Options granted pursuant to Section 102 of the Ordinance shall be granted pursuant to either (a) Section 102(b)(2) thereof as capital gains track options, pursuant to which income resulting from the sale of Shares derived from such Options is taxed as a capital gain (“102 Capital Gains Track Options”), or (b) Section 102(b)(1) thereof as ordinary income track options, pursuant to which income resulting from the sale of Shares derived from such Options is taxed as ordinary income (“102 Ordinary Income Track Options”; together with 102 Capital Gains Track Options, “102 Trustee Options”), or (c) Section 102(c) thereof as options which are not held in trust by a Trustee, pursuant to which income resulting from the sale of Shares derived from such Options is taxed as ordinary income (“Unapproved 102 Options”) .  The Company may designate Options granted pursuant to Section 102 as Unapproved 102 Options or 102 Trustee Options, however, with respect to 102 Trustee Options, the Company may grant only one type of 102 Trustee Option at any given time pursuant to this Plan, and shall file an election with the Israeli Tax Authorities regarding the type of 102 Trustee Option it chooses to grant (the “Election”).  Once the Company has filed such Election, it shall become effective beginning the first date of grant of a 102 Trustee Option and the Company may change the type of 102 Trustee Option that it chooses to grant only after the passage of at least 12 months from the end of the year in which the first grant was made in accordance with the previous Election. Until the Election is changed, all 102 Trustee Options shall be issued either as 102 Capital Gain Stock Options or as 102 Ordinary Income Stock Options. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

2.3 2.2 Options that do not contain such terms as will qualify them for the special tax treatment under Section 102 will be granted pursuant to Section 3(i) of the Ordinance, and are referred to herein as “3(i) Options”. For the avoidance of doubt, such 3(i) Options shall be granted to a consultant, adviser, service provider, controlling shareholder or any other person who is not an employee.All 102 Trustee Options must be held in trust by a Trustee, as described in Section 5 below.

2.4 For the avoidance of doubt, the designation of Unapproved 102 Options and 102 Trustee Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

2.5 With regards to 102 Trustee Options, the provisions of the Plan and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Option Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Option Agreement, shall be considered binding upon the Company and the Optionees.

                3.            Administration.

                3.1           The Plan will be administered by the Board of Directors . The Board of Directors may, in its discretion, appoint and maintain a Share Option Advisory Committee (the “Committee“) to administer the Plan, to the extent permissible under applicable law, as the same may be amended from time to time.  The Committee will consist of such number of Directors of the Company (not less than two (2) in number), as may be determined from time to time by the Board of Directors.  The Board of Directors shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee, and shall fill vacancies in the Committee however caused. Notwithstanding the above, the Board of Directors shall automatically have residual authority: (i) if no Committee shall be constituted or; (ii) if such Committee shall cease to operate for any reason or; (iii) with respect to the rights not delegated by the Board of Directors to the Committee.

                3.2           If appointed, the Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. Actions at a meeting of the Committee at which a majority of its members are present or acts approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

                3.3           Subject to the general terms and conditions of this Plan, the Board of Directors shall have full authority in its discretion, from time to time and at any time, to determine (i) the persons to whom Options shall be granted (“Optionees“), (ii) the number of Shares to be covered by each Option, (iii) the time or times at which the same shall be granted, (iv) the schedule and conditions on which such Options may be exercised and on which such Shares shall be paid for, (v) the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture and to cancel or suspend awards, as necessary; (vi) the Fair Market Value of the Shares covered by each Option; (vii) the type of  102 Trustee Options; (viii) the type of  Options; (ix) the purchase price of the Option and (x) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan. The Board of Directors may, in its sole discretion, delegate some or all of the powers listed above to the Committee, to the extent permitted by the Israeli Companies Law 5759-1999 (the “Companies Law”), or other applicable law. The Board may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. Grants of Options shall be made pursuant to written notification to Optionees setting out the terms of the grant, as set forth in Subsection 7.2 below.

                3.4           In the event that the Board appoints a Committee, the Committee shall not be entitled to grant Options to the Optionees (unless permitted to do so by the Companies Law). However, in the event that the Committee is authorized to do so by the Board, it may issue Shares underlying Options which have been granted by the Board and duly exercised pursuant to the provisions hereof, in accordance with Section 112(a)(5) of the Companies Law.

                3.5           No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder. Subject to the Company’s decision and to all approvals legally required, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of stockholders or disinterested directors, insurance policy or otherwise.

                3.6           The interpretation and construction by the Board of Directors of any provision of the Plan or of any Option thereunder shall be final and conclusive. In the event that the Board appoints a Committee, the interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board of Directors.

                4.            Eligible Optionees.

                4.1           No Option may be granted pursuant to this Plan to any person serving as a member of the Committee or to any other Director of the Company at the time of the grant, unless such grant is approved in the manner prescribed for the approval of compensation of directors under Section 273 of the Companies Law.

                4.2           Subject to the limitation set forth in Sub-section 4.1 above and in Sub-section 4.3 below and any restriction imposed by applicable law, Options may be granted to any officer, key employee or other employee of the Company or of any Affiliate, whether or not a director of the Company. The grant of an Option to an Optionee hereunder shall neither entitle such Optionee to participate, nor disqualify him from participating, in any other grant of Options pursuant to this Plan or any other share incentive or share option plan of the Company.

                4.3           102 Trustee Options may be granted to employees, officers and directors, provided that they are not “controlling shareholders” of the Company or of any Affiliate, as defined in the Ordinance. 3(i) Options may be granted only to consultants, and to employees, officers and directors who do not qualify for 102 Trustee Options because they are controlling shareholders of the Company. Each Option shall be designated in the Option Agreement as either a  102Ordinary Income Track Option, a 102 Capital Gains Track Option, or  a  3(i) Option.

                5.            Trustee.

                5.1          Grants made Under Section 102 of the Ordinance.   102 Trustee Options and/or any Shares allocated or issued upon exercise of such Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to a trustee (the “Trustee”) nominated by the Board of Directors and approved in accordance with the provisions of Section 102 of the Ordinance and the regulations, rules, orders or procedures promulgated thereunder, including the Income Tax Rules (Tax benefits in Stock Issuance to Employees) 5763-2003 (the “Rules“) by the Income Tax Authorities and shall be held for the benefit of the Optionees.

(a) 102 Trustee Options and any Shares received following exercise of 102 Trustee Options shall be held by the Trustee for the benefit of the Optionee for such period of time as required by Section 102 of the Ordinance and the Rules, or orders or procedures promulgated thereunder (the “Required Holding Period”). In the case the requirements for 102 Trustee Options are not met, then the 102 Trustee Options may be treated as Unapproved 102 Options, all in accordance with the provisions of Section 102 and the Rules. Following the lapse of the Required Holding Period, the Trustee may release the Options or the Shares to the Optionee only after (A) receiving an acknowledgment from the Income Tax Authority that the Optionee has paid any applicable tax due pursuant to the Ordinance and the Rules, or (B) the Trustee withholds any applicable tax due pursuant to the Ordinance and Rules.

(b) Notwithstanding anything to the contrary, the Trustee shall not release any Options or Shares allocated or issued upon exercise of 102 Trustee Options prior to the full payment of the Optionee’s tax liabilities arising from 102 Trustee Options which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

(c) With respect to 102 Trustee Options, until the lapse of the RequiredHolding Period, the Optionee shall not sell or require the Trustee to release the 102 Trustee Options or any Share received upon the exercise of a 102 Trustee Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, nor shall he require the Trustee to sell the 102 Trustee Options or Shares to a third party. Notwithstanding the above, if any such sale or release occurs during the Required Holding Period, the sanctions under Section 102 of the Ordinance and under the Rules or any regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Optionee

(d) The Trustee and each Optionee shall comply with the Ordinance, the Rules, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee.

(e) Upon receipt of the 102 Trustee Option, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Plan, or any 102 Trustee Option or Share granted to him hereunder.

                6.            Reserved Shares.

                The Company has reserved one million five hundred thousand  (1,500,000) authorized but unissued Ordinary Shares, nominal value NIS 0.20 per share, of the Company for purposes of this Plan, the 2003 Stock Option Plan (Incentive and Restricted Stock Options) and any other employee option plans which may hereafter be adopted by the Company, subject to adjustment as provided in Section 11 hereof. The number of Shares reserved hereunder may be increased by the Company from time to time. Any Shares under the Plan, in respect of which the right hereunder of an Optionee to purchase the same shall for any reason terminate, expire or otherwise cease to exist, shall again be available for grant through Options under the Plan. Any Shares which remain unissued and which are not subject to Options at the termination of the Plan shall cease to be reserved for purposes of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

                7.            Options.

                7.1           The Board of Directors in its discretion may award to Optionees options to purchase Shares in the Company available under the Plan (“Options“).  The Board shall specify whether the Option is granted pursuant to Section 102 (whether Unapproved 102 Option, 102 Ordinary Income Track Option, 102 Capital Gains Track Option), Section 3(i), or the laws of a jurisdiction other than Israel, in the written instrument pursuant to which the Option is granted (the “Option Agreement”).  Options may be granted at any time after this Plan has been approved by the Board and submitted to the Income Tax Authority (or prior to this Plan being so approved, provided that the grant of such Options is made subject to such approvals) and the Shares reserved for the Plan have been effectively created. The date of grant of each Option shall be the date specified by the Board of Directors at the time such award is made.

                7.2           The Option Agreement shall state, inter alia, the number of Shares covered thereby, the type of Option granted hereunder and pursuant to which Section of the Ordinance it is granted, the dates when it may be exercised (subject to Section 9 hereof), the exercise price, the schedule on which such Shares may be paid for and such other terms and conditions as the Board of Directors  in its discretion may prescribe, provided that they are consistent with this Plan.

                8.            OPTION PRICES.

                8.1           The exercise price for each share to be issued upon exercise of an Option shall be such price as is determined by the Board in its discretion, provided that the price per Share is not less than the nominal value of each Share. Unless otherwise provided in the Option Agreement, the exercise price for each share shall be at the date of the grant, the higher of: (i) $5.00 per share; and (ii)  the Fair Market Value of such  Share, where Fair Market Value means, as of any date, the value of Ordinary Shares determined as follows:

             (a)               For Ordinary Shares listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, the closing sales price therefore (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to such date, as reported in The Wall Street Journal or such other source as the Board deems reliable;

             Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

             (b)              If the Ordinary Shares are regularly quoted by a recognized securities dealer, but selling prices are not reported, Fair Market Value shall be the mean between the high bid and low asked prices therefore on the last market trading day prior to such date; or

             (c)               In the absence of an established market for Ordinary Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

                9.            Exercise of Option.

                9.1           Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of this Plan.

                9.2           An Option, or any part thereof, shall be exercisable by the Optionee’s signing and returning to the Company at its principal office (and to the Trustee, where applicable), a “Notice of Exercise” in such form and substance as may be prescribed by the Board of Directors from time to time, together with full payment for the Shares underlying such Option.

                9.3           Each payment for Shares under an Option shall be in respect of a whole number of Shares, shall be effected by waiving a portion of Optionees salary or by payment in cash or by check payable to the order of the Company, or such other method of payment acceptable to the Company as determined by the  Board of Directors, and shall be accompanied by a notice stating the number of Shares being paid for thereby.

                9.4           If a Section 102 Trustee Option is exercised during the Required Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Optionee. The Trustee shall have no rights to equity participation as to the Shares held in trust. If a Section 102 Trustee Option is exercised after the Required Holding Period ends, the Shares issued upon such exercise shall, at the election of the Optionee, either (i) be issued in the name of the Trustee, or (ii) be transferred to the Optionee directly, provided that the Optionee first complies with the provisions of Section 18, below. If so requested by the Optionee, Shares issued upon exercise of an Option may be issued in the name of the Optionee and his or her spouse.

                9.5           Until the Shares are issued (as evidenced by the appropriate entry in the Share Register of the Company or of a duly authorized transfer agent of the Company) no right to vote or right to receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right the record date for which is prior to the date the Shares are issued, except as provided in Section 11 of the Plan.

                10.          Termination of Relationship as Service Provider.

                10.1        Effect of Termination; Exercise After Termination. If an Optionee ceases to be a Service Provider, such Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement).  If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement or this Plan, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.  In the absence of a specified time in the Option Agreement, then:

                                      (a) in the event that Optionee ceases to be a Service Provider for any reason other than for Cause (as hereinafter defined), death or Disability (as hereinafter defined), the Option shall remain exercisable for three (3) months following the Optionee’s termination;

                                      (b) in the event that Optionee ceases to be a Service Provider for Cause, the Option shall terminate immediately upon the date of such termination for Cause such that the unvested portion of the Option will not vest, and the vested portion of the Option shall no longer be exercisable. The term “Cause” shall mean (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) repeated and unreasonable refusal to carry out a reasonable directive of the Company or of Optionee’s supervisor which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of  funds of the Company or its affiliates; (iv) any breach of the Optionee’s fiduciary duties or duties of care towards the Company; including, without limitation, disclosure of confidential information of the Company or breach of any obligation not to compete with the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board of Directors to be materially detrimental to the Company;

                                      (c)  in the event that an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Option shall remain exercisable for twenty-four (24) months  following the Optionee’s date of termination for Disability. For the purposes of this Plan, “Disability” means the inability of the Optionee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Optionee’s position with the Company because of the sickness or injury of the Optionee;

                                      (d) in the event that an Optionee dies while a Service Provider, the Option shall remain exercisable by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance for twenty-four(24) months following the Optionee’s date of death.

                10.2        Date of Termination.  For purposes of this Plan and any Option or Option Agreement, the date of termination (whether for Cause or otherwise) shall be deemed to be the date on which the Optionee actually ceases to be a Service Provider.

                10.2        With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the Rules, regulation or orders promulgated thereunder.

                10.3       Leave of Absence.  Unless the Board provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence.

                10.4       A Service Provider shall not cease to be considered as such in the case of any (a) leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company, any subsidiary, or any successor.

                11.          Adjustments.

                Upon the occurrence of any of the following described events, an Optionee’s rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

                11.1        Changes in Capitalization.   Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

             11.2           Merger, Acquisition, or Asset Sale.

                         (a) In the event of (i) a merger or consolidation of the Company with or into another corporation resulting in such other corporation being the surviving entity or resulting in the Company being the surviving entity and any other person or entity owning fifty percent (50%) or more of the outstanding voting power of the Company’s securities, (ii) an acquisition of all or substantially all of the shares of the Company, or (iii) the sale of all or substantially all of the assets of the Company (each such event, a “Transaction”), the unexercised portion of each outstanding Option shall be assumed or an equivalent option or right substituted, by the successor corporation or a parent or subsidiary of the successor corporation.

                         (b) For the purposes of this Section 11.2, the Option shall be considered assumed if, following a Transaction, the option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Ordinary Shares of the Company for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if the consideration received in the Transaction is not solely Ordinary Shares of the successor corporation or its parent, the Board may, with the consent of the successor corporation, provide for the per share consideration to be received upon the exercise of the Option to be solely Ordinary Shares of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Ordinary Shares in the Transaction, as determined by the Board.

                         (c) For the avoidance of doubt, any transaction which has as its sole purpose to change the jurisdiction of the Company’s incorporation, to “flip” the Company, or to create a holding company, where the successor company is owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction (a “Flip”), shall be deemed to be a Transaction; provided, however, that any provisions, whether in this Plan or in an Option Agreement, which have the effect of accelerating Options granted in the event of a Transaction, shall not become effective upon a Flip.

                12.          Non-Transferability of Options and Shares.

                12.1        No Option may be transferred other than by will or by the laws of descent and distribution, and during the Optionee’s lifetime an Option may be exercised only by such Optionee.

                12.2        Shares for which full payment has not been made, shall not be assignable or transferable by the Optionee. For avoidance of doubt, the foregoing shall not be deemed to restrict the transfer of an Optionee’s rights in respect of Options or Shares purchasable pursuant to the exercise thereof upon the death of such Optionee to such Optionee’s estate or other successors by operation of law or will, whose rights therein shall be governed by Section 10.1(d) hereof, and as may otherwise be determined by the Board of Directors.

                12.3        As long as the Shares are held by the Trustee in favor of the Optionee, all rights the last possesses over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

                13.          Term and Amendment of the Plan.

                13.1        The Plan shall expire on the date which is ten (10) years from the date of its adoption by the Board of Directors (except as to Options outstanding on that date).

                13.2        The Board of Directors may, at any time and from time to time, terminate or amend the Plan in any respect. In no event may any action of the Company alter or impair the rights of an Optionee, without such Optionee’s consent, under any Option previously granted to such Optionee.

                14.          Term of Option.

                Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 10 hereof, if any Option, or any part thereof, has not been exercised and the Shares covered thereby not paid for within ten (10) years after the date on which the Option was granted, as set forth in the Notice of Grant in the Optionee’s Option Agreement (or any other period set forth in the instrument granting such Option pursuant to Section 7), such Option, or such part thereof, and the right to acquire such Shares shall terminate, all interests and rights of the Optionee in and to the same shall expire, and, in the event that in connection therewith any Shares are held in trust as aforesaid, such trust shall expire and the Trustee shall thereafter hold such Shares in an unallocated pool until instructed by the Company that some or all of such Shares are again to be held in trust for one or more Optionees.

                15.          Continuance of Employment .

                Neither this Plan nor any offer of Shares or Options to an Optionee shall impose any obligation on the Company or a related company thereof, to continue the employment of any Optionee, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ of the Company or a related company thereof or restrict the right of the Company or a related company thereof to terminate such employment at any time.

                16.          Governing Law.

                The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

                17.          Application of Funds.

                The proceeds received by the Company from the sale of Shares pursuant to Options granted under the Plan will be used for general corporate purposes of the Company or any related company thereof.

                18.          Taxes.

                18.1        All tax liability regarding the grant or exercise of the Options, and the issue, holding and disposition of the Option or any tax consequences arising from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, such Optionee shall agree to indemnify the Company and/or its Affiliates that employs the Optionee and/or the Trustee, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee. Except as otherwise required by law, the Company shall not be obligated to issue Shares upon the exercise of any Options until the full payment of all of the Optionee’s tax liabilities  arising from the exercise of such Options. For the avoidance of doubt, neither the Company nor the Trustee shall be required to release any share certificate to the Optionee until all payments required to be made by the Optionee have been fully satisfied. The Company and/or  its Affiliates may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Options granted under the Plan and the exercise thereof including, but not limited to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an Optionee, and/or (ii) requiring an Optionee to pay to the Company (or any of its subsidiaries) the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Option Shares.

                18.2        The receipt of these Options and the acquisition of the shares to be issued upon the exercise of the Options may result in tax consequences. The description of tax consequences set forth in this Plan does not purport to be complete. The Optionee is advised to consult with a tax advisor with respect to the tax consequences of receiving or exercising the Options.

                19.          Dividends.

             With respect to all Shares (in contrast to unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, if applicable, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of  Section 102 and the rules, regulations or orders promulgated thereunder.

                20.          Conditions Upon Issuance of Shares .

                20.1         Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

                20.2            Investment Representations. As a condition to the exercise of an Option, the Board may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, and make other representations as may be required under applicable securities laws if, in the opinion of counsel for the Company, such representations are required, all in form and content specified by the Board.

                21.          Miscellaneous.

                Whenever applicable in this Plan, the singular and the plural, and the masculine, feminine and neuter shall be freely interchangeable, as the context requires. The Section headings or titles shall not in any way control the construction of the language herein, such headings or titles having been inserted solely for the purpose of simplified reference. Words such as “herein”, “hereof”, “hereto”, “hereinafter”, “hereby”, and “hereinabove” when used in this Plan refer to this Plan as a whole, unless otherwise required by context.